Exhibit (13)(u)

Form of Amendment No. 1 to Fund Accounting and Administration Agreement

This Amendment No. 1 dated as of           , 2009 (this “Amendment”) is to the Fund Accounting and Administration Agreement dated October 1, 2007 (the “Agreement”) by and between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and Financial Investors Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.             The first “WHEREAS” clause on page 1 of the Agreement is replaced in its entirety as follows:

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), for the series listed in Appendix A, as amended from time to time (each, a “Fund” and collectively, the “Funds”); and

2.             Effective as of the date of this Amendment, Appendix A to the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by reference herein.

3.             Effective as of the date of this Amendment, Appendix C to the Agreement is replaced in its entirety with the new Appendix C attached hereto and incorporated by reference herein.

4.             Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST	ALPS FUND SERVICES, INC.

By:	By:
Name:	Name:
Title:	Title:

APPENDIX A

FUNDS

Listed Private Equity Fund (Classes A, I and R)

Activa Value Fund (Classes A and I)

APPENDIX C

FEES

I.      Listed Private Equity Fund (Classes A, I and R):

FEES:  Annual fee, billed monthly, in the amount of:

(i)            8 basis points of the Fund’s average net assets between $0 - $500M; and

(ii)           6 basis points of the Fund’s average net assets between $500M - $1B; and

(iii)          4 basis points of the Fund’s average net assets over $1B.

II.    Activa Value Fund (Classes A and I):

FEES:  The Trust on behalf of the Activa Value Fund shall pay to ALPS a fee, payable monthly, at the annual rate of 0.15% of the average daily net assets of the Activa Value Fund.

* * * * *

OUT-OF-POCKET EXPENSES:

Pass-through at cost of out-of-pocket expenses, including:  third-party security pricing and/or data fees, Bloomberg fees, Gainskeeper fees, Blue Sky fees, control review reports, travel expenses to Board meetings and on-site supervisory reviews, FINRA advertising/filing fees, registered representative licensing fees, postage, customized programming/enhancements and other expenses which may occur at the direction of the Trust.

The proposed fee does not reflect the cost for an independent auditor to review the income tax provision and tax basis financial statement disclosures, review and sign the federal and state income tax returns, review the distribution calculations or review and sign the excise tax returns.